April 10, 2006

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Alaska Pacific Bancshares, Inc. ("Company"), the holding company for Alaska Pacific Bank. The meeting will be held in the Treadwell Ballroom of the Westmark Baranof Hotel located at 127 North Franklin Street, Juneau, Alaska, on Tuesday, May 16, 2006, at 11:00 a.m., local time.

     The Notice of Annual Meeting of Stockholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of Moss Adams LLP, the C ompa ny's independent auditors, will be present to respond to appropriate questions of stockholders.

     It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To ensure that your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

     We look forward to seeing you at the meeting.

                                                                                                                              Sincerely,

                                                                                                                              /s/Craig E. Dahl
                                                                                                                              Craig E. Dahl
                                                                                                                              President and Chief Executive Officer

ALASKA PACIFIC BANCSHARES, INC. 2094 JORDAN AVENUE JUNEAU, ALASKA 99801 (907) 789-4844

NOTICE OF ANNUAL M EETING OF STOCKHOLDERS
To Be Held On May 16, 2006

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alaska Pacific Bancshares, Inc. ("Company") will be held in the Treadwell Ballroom of the Westmark Baranof Hotel located at 127 North Franklin Street, Juneau, Alaska, on Tuesday, May 16, 2006, at 11:00 a.m., local time, for the following purposes:

1.	To elect three directors of the Company;

2.	To ratify the appointment of Moss Adams LLP as the Compa ny's independent auditors for the fiscal year ending December 31 , 2006; and

3.	To act upon such other matters as may properly come before the meeting or any adjournments thereof.

     NOTE: The Board of Directors is not aware of any other business to come before the meeting.

     Any action may be taken on the foregoing proposals at the meeting on the date specified above or on any date(s) to which, by original or later adjournment, the meeting may be adjourned. Only stockholders of record at the close of business on March 24, 2006 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

     You are requested to complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the envelope provided. The proxy will not be used if you attend the meeting and vote in person.

                                                                                                                           BY ORDER OF THE BOARD OF DIRECTORS

                                                                                                                           /s/ Roger K. White

                                                                                                                           ROGER K. WHITE
                                                                                                                           SECRETARY

Juneau, Alaska
April 10, 2006

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE TH E COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT OF ALASKA PACIFIC BANCSHARES, INC. 2094 JORDAN AVENUE JUNEAU, ALASKA 99801 ANNUAL MEETING OF STOCKHOLDERS M AY 16, 2006

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alaska Pacific Bancshares, Inc. ("Company"), the holding company for Alaska Pacific Bank ("Savings Bank"), to be used at the Annual Meeting of Stockholders ("Meeting") of the Company. The Meeting will be held in the Treadwell Ballroom of the Westmark Baranof Hotel located at 127 North Franklin Street, Juneau, Alaska, on Tuesday, May 16, 2006, at 11:00 a.m., local time. This Proxy Statement and the enclosed proxy card are being first mailed to stockholders on or about April 10, 2006.

VOTING AND PROXY PROCEDURE

     Stockholders Entitled to Vote at Meeting. Only stockholders of record at the close of business on March 24, 2006 ("Voting Record Date") are entitled to vote at the Meeting and are entitled to one vote for each share of common stock of the Company ("Common Stock") then held. As of the close of business on the Voting Record Date, the Company had 627,754 shares of Common Stock issued and outstanding. The Common Stock is the only outstanding class of securities of the Company.

     As provided in the Company's Articles of Incorporation, record holders of the Common Stock who beneficially own, either directly or indirectly, in excess of 10% of the Company's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

     If you are a beneficial owner of Common Stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Common Stock held in street name in person at the Meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

     Quorum Requirement. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the Meeting for purposes of determining the existence of a quorum.

     Proxies; Proxy Revocation Procedures. The Board of Directors solicits proxies so that each stockholder has the opportunity to vote on the proposals to be considered at the Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. Where a proxy card is properly signed and dated but no instructions are indicated, proxies will be voted FOR the nominees for directors set forth in the following pages and FOR the approval of the appointment of independent auditors. If a stockholder attends the Meeting, he or she may vote by ballot.

     Stockholders who execute proxies retain the right to revoke them at any time before the proxy is voted. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later dated proxy before a vote being taken on a particular proposal at the Meeting. Attendance at the Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

     If your Common Stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form from your broker that accompanies this Proxy Statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker or bank, you must contact your broker or bank.

     Participants in the Alaska Pacific Bancshares, Inc. ESOP. If a stockholder is a participant in the Alaska P acific Bancshares, Inc. Emp loyee Stock Ownership Plan (" ESOP"), the proxy card represents a voting instruction to the trustees of the ESOP as to the number of shares in the participant's plan account. Each participant in the ESOP may direct the trustees as to the manner in which shares of Common Stock allocated to the participant's plan account are to be voted. Unallocated shares of Common Stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustees in the same proportion as shares for which the trustees have received voting instructions. The deadline for returning your voting instructions to the trustees is May 12, 2006.

     Vote Required. The three directors to be elected at the Meeting will be elected by a plurality of the votes cast by stockholders present in person or by proxy and entitled to vote. Stockholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee for election as directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.

     W ith respect to the approval of the appointment of independent auditors to be voted upon at the Meeting, stockholders may vote for or against the proposal or may abstain from voting. Approval of the appointment of independent auditors will require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal. Abstentions, however, will have the same effect as a vote against this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Persons and groups who beneficially own in excess of 5% of the Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC"), and provide a copy to the Company, disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based on these reports, the following table sets forth, as of the close of business on the Voting Record Date, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock. Management knows of no persons other than those set forth below who beneficially owned more than 5% of the outstanding shares of Common Stock at the close of business on the Voting Record D ate. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has voting or investment power with respect to such shares. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

     The table also sets forth, as of the close of business on the Voting Record Date, certain information as to shares of Common Stock beneficially owned by the Company's directors and "named executive officers" and all directors and executive officers as a group. SEC regulations define the term "named executive officer" to include the chief executive officer, regardless of compensation level, and the most highly compensated executive officers (not to exceed four persons), other than the chief executive officer, whose total annual salary and bonus for the last completed fiscal year exceeded $100,000. The C ompany's "named executive officers" for the fiscal year ended December 31, 2005 consisted of Mr. Craig E. Dahl, President and Chief Executive Officer of the C ompany, and three executive officers who received salary and bonus in excess of $100,000: Lisa J. Corrigan, Executive Vice President and Chief Operating Officer of the Company, Roger K. White, Senior Vice President, Chief Financial Officer and Secretary of the Company, and John E. Robertson, Senior Vice President and Chief Lending Officer of the Savings Bank.

	Number of Shares		Percent of Shares
Name	Beneficially Owned		Outstanding

Beneficial Owners of More Than 5%

Alaska Pacific Bancshares, Inc.	52,433	(1)	8.4%
Employee Stock Ownership Plan Trust
2094 Jordan Avenue
Juneau, Alaska 99801

David G. MacDonald (2)	40,000		6.4
1010 Otter Run
Juneau, Alaska 99801

Advisory Research, Inc. (3)	38,295		6.5
180 North Stetson Street, Suite 5500
Chicago, Illinois 60601

Lance S. Gad (4)	36,975		5.9
1250 Fence Row Drive
Fairfield, Connecticut 06430

Directors

Bethann Boudah Chapman	--		--
Avrum M. Gross	11,311		1.8
Roger Grummett	11,311		1.8
Hugh N. Grant	14,778		2.4
Deborah R. Marshall	7,311		1.2
Eric McDowell	10,113		1.6
Scott C. Milner	1,429		0.2
Marta Ryman	1,380		0.2
William J. Schmitz	11,311		1.8

Named Executive Officers

Craig E. Dahl (5)	17,681		2.8
Lisa J. Corrigan	13,593		2.2
Roger K. White	12,925		2.1
John E. Robertson	3,683		0.6

All Executive Officers and Directors as a Group (13 persons)	116,826		18.6

(1)	Under the terms of the ESOP, the trustees will vote unallocated shares and allocated shares for which no voting instructions are received in the same proportion as shares for which the trustees have received voting instructions from participants. As of the close of business on the Voting Record Date, 39,371 shares have been allocated to participants' accounts. The trustees of the ESOP are Craig E. Dahl, Roger K. White and Lisa J. Corrigan.

(2)	Based on information disclosed in a Schedule 13G/A, dated January 12, 2006, filed with the SEC.

(3)	Based on information disclosed in a Schedule 13G, dated February 10, 2005, filed with the SEC.

(4)	Based on information disclosed in a Schedule 13G, dated August 12, 2002, filed with the SEC.

(5)	Mr. Dahl is also a director of the Compa ny.

PROPOSAL I -- ELECTION OF DIRECTORS

     The Company's Board of Directors consists of nine members as required by the Company's Bylaws. In accordance with the Company's Articles of Incorporation, the Board of Directors is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year.

     The Board of Directors, acting as the Nominating Committee, has nominated for election as directors William J. Schmitz, Scott C. Milner and Bethann Boudah Chapman, each to serve for a three-year term, or until their respective successors have been elected and qualified. Mr. Schmitz and Mr. Milner are current members of the Board of Directors of the Company. Ms. Chapman was selected by the Corporate Governance and Nominating Committee as a nominee for election as director to fill the position to be vacated by Avrum M. Gross.  Mr. Gross will be retiring effective as of the Meeting. Ms. Chapman was recommended by a non-management director of the Company.

     It is intended that the proxies solicited by the Company's Board of Directors will be voted for the election of the above-named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend, or the Board of Directors may adopt a resolution to amend the Bylaws and reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

     The Board of Directors recommends a vote "FOR" the election of Mr. Schmitz, Mr. Milner and Ms. Chapman.

     The following table sets forth certain information regarding the nominees for election at the Meeting.

	Age as of	Year First Elected or
Name	December 31, 2005	Appointed Director (1)	Term to Expire

BOARD NOMINEES

William J. Schmitz	75	1987	2009	(2)
Scott C. Milner	50	2002	2009	(2)
BethAnn Boudah Chapman	45	2006	2009	(2)

DIRECTORS WHOSE TERM CONTINUES

Marta Ryman	69	2002	2007
Deborah R. Marshall	53	1992	2007
Roger Grummett	63	1987	2007
Craig E. Dahl	56	1996	2008
Hugh N. Grant	70	1990	2008

Eric McDowell	63	1989	2008

(1)	Includes prior service on the Board of Directors of the Savings Bank.
(2)	Assuming the individual is elected.

     The present principal occupation and other business experience during the last five years of each nominee for election and for each continuing director is set forth below:

     William J. Schmitz is a Certified Public Accountant and a partner in the accounting firm of Schmitz & Buck in Juneau, Alaska, which has been in existence since 1961 .

     Scott C. Milner, CPA, is a member of the American Institute of Certified Public Accountants and has been President of the accounting firm of Milner, Howard, Mortensen & Palmer (PC), CPAs in Ketchikan, Alaska since 1986.

     BethAnn Boudah Chapman has practiced law in Juneau since 1988 with Faulkner Banfield, P.C. in the areas of business, estate and retirement planning, trust and estate litigation, and federal, state and local taxation. As a fellow of the American College of Trusts & Estate Counsel, Ms. Chapman is part of a select group of attorneys who are nationally recognized in the practice of estate planning, probate and trust law. She serves as trustee of the Alaska Bar Foundation.

     Marta Ryman has been a Board member of the urban native corporation, Shee Atika, since 1987, serving as chairperson for eight years. Ms. Ryman has also served or chaired several of Shee Atika's Board Committees during the last 17 years.

     Deborah R. Marshall owned and operated The Fiddlehead Restaurant and Bakery in Juneau, Alaska, for 22 years. After completing her masters in Public Administration at the Kennedy School of Government at Harvard in 1999, Ms. Marshall funded and directed InvestNet, a state-wide not-for-pro fit corporation supporting entrepreneurship in Alaska.

     Roger Grummett became Chairman of the Board on October 21, 2003 after serving as Vice-Chairman since 1996. Prior to his retirement in 1997, he was a Partner at Shattuck & Grummett Insurance Agency in Juneau, Alaska for 33 years.

     Craig E. Dahl has been associated with the Savings Bank since 1992 and has served as President and Chief Executive Officer of the Savings Bank since 1996 and as President and Chief Executive Officer of the Company since its formation in 1999. Mr. Dahl also serves as Vice Chairman of the Board of Directors of the Federal Home Loan Ba nk of Seattle ("FHLB") and as Chairman of the FHLB Audit Committee. Prior to joining the Savings Bank, Mr. Dahl was President of the B.M. Behrends Bank in Juneau, Alaska.

     Hugh N. Grant has been self-employed as a contractor and real estate developer in Juneau, Alaska since 1961.  He is also the owner of the local Western Auto store and other business establishments in Juneau.

     Eric McDowell is President and a majority stockholder of McDowell Group , Inc., an economic, market and business research and consulting group established in 1972, with locations in Juneau and Anchorage, Alaska.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Boards of Directors of the Company and the Savings Bank conduct their business through meetings of the Boards and through their committees. During the fiscal year ended December 31, 2005, the Board of Directors of the Company held eight meetings, and the Board of Directors of the Savings Bank held 18 meetings. No director of the Company or the Savings Bank attended fewer than 75% of the total meetings of the Boards and committees on which that person served during the 2005 fiscal year.

Committees of the Company's Board

     The Company's Board of Directors has established Audit, Compensation, and Corporate Governance and Nominating Committees, among others.

     The Audit Committee, consisting of Directors Milner (Chairman), Grant, Grummett and McDowell, is responsible for reviewing the internal auditors' reports and results of their examination prior to review by and with the entire Board of Directors and retains and establishes the scope of engagement of the Company's independent auditors.

The Board of Directors has designated Director Milner as the Audit Committee financial expert, as defined in the SEC's Regulation S-B. This Committee met six times during the 2005 fiscal year.

     The Compensation Committee, established in 2003, consists of Directors Schmitz (Chairman), Grummett, Grant and Ryman, and is responsible for reviewing the compensation of executive officers of the Comp any, and the Company's human resource management policies. This Committee meets on an as-needed basis and met three times during fiscal 2005.

     The Corporate Governance and Nominating Committee, consisting of Directors McDowell (Chairman), Schmitz, Gross, Grummett and Marshall, is responsible for the annual selection of nominees for election as directors of the Company. Each member of the Corporate Governance and Nominating Committee is "independent," as defined under the rules of the National Association of Securities Dealers’ listing standards. The Committee has a charter that specifies its obligations. A copy of the charter was attached to the proxy statement for the Company’s 2004 Annual Meeting of Stockholders. This Committee met three times during the 2005 fiscal year.

     The Corporate Governance and Nominating Committee met on February 16, 2006 to nominate directors for election at the Meeting. Only those nominations made by the Committee or properly presented by stockholders will be voted upon at the Meeting. In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate's knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of its market area. Any nominee for director made by the Committee must be highly qualified with regard to some or all the attributes listed in the preceding sentence. In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits the current Board of Directors for names of potentially qualified candidates. Additionally, the Committee may request that the Board of Directors pursue their own business contacts for the names of potentially qualified candidates. The Comm ittee would then consider the potential pool of director candidates, select the top candidate based on the candidates' qualifications and the Board's needs, and conduct a thorough investigation of the proposed candidate's background to ensure there is no past history that would cause the candidate not to be qualified to serve as a d irector of the Comp any. The Committee will consider director candidates recommended by the Company's stockholders. In the event a stockholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director. For a description of the proper procedure for stockholder nominations, see "Stockholder Proposals" in this Proxy Statement.

Committees of the Savings Bank's Board
     The Savings Bank's Board of Directors has established Audit, Human Resources and Nominating Committees, among others.

     The Audit Committee consists of Directors Milner (Chairman), Grant, Grummett and McDowell. The Committee is responsible for reviewing the internal auditors' reports and results of their examination prior to review by and with the entire Board of Directors and retains and establishes the scope of engagement of the Savings Bank's independent auditors. This Committee met six times during the 2005 fiscal year.

     The Human Resources Committee (which also serves as a Compensation Committee) consists of Directors Marshall (Chairman), Milner, Ryman and Gross. Director Schmitz, who is Chairman of the Company’s Compensation Committee, was added to this Committee for the purpse o f reviewing compensation issues of the Savings Bank. This Committee is responsible for reviewing the Savings Bank's human resource management policies, the salary and wage administration, training and benefits programs, and the employment practices of the Savings Bank. This Committee met four times during the 2005 fiscal year.

     The Nominating Committee, consisting of the full Board of Directors, is responsible for the annual selection of nominees for election as directors of the Savings Bank. The Nominating Committee met twice during the 2005 fiscal year.

     The Savings Bank's Board of Directors also has a standing Board Asset and Liability Committee, a Strategic Planning and Marketing Committee and a Directors Loan Committee.

Communications with Directors and Attendance at Annual Meetings

     A stockholder may communicate with the Board of Directors or any individual director by mailing a communication to the Corporate Secretary, Alaska Pacific Bancshares, Inc., 2094 Jordan Avenue, Juneau, Alaska 99801. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

     All directors are requested to attend each of the Company’s annual meeting of stockholders. All nine directors attended the 2005 Annual Meeting of Stockholders.

Corporate Governance
     The Company and the Savings Bank are committed to establishing and maintaining high standards of corporate governance. The Company's and the Savings Bank's executive officers and the Board of Directors have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of the Company's stockholders and employees. These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC adopted there under. The Board will continue to evaluate, and improve the Company's and the Savings Bank's corporate governance principles and policies as necessary and as required.

     Code of Ethics. On February 19, 2004, the Board of Directors adopted a Code of Ethics for the Company's executive officers, including its senior financial officers, directors and other employees. The Code of Ethics requires individuals to maintain the highest standards of professional conduct, and was renewed on December 16, 2005. We will provide a copy of the Code of Ethics without charge to anyone who requests it.

DIRECTORS' COMPENSATION

     All non-management directors, other than the Chairman of the Board, receives a monthly fee of $975 per Board meeting attended and $100 per committee meeting attended. The Chairman of the Board receives a monthly fee of $1,100 and $100 per committee meeting attended. Total fees paid to directors, including health insurance benefits paid by the Savings Bank, during the year ended December 31, 2005 were $174,574. No separate fees are paid for service on the Company's Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table
     The following information is furnished for Mr. Dahl, Ms. Corrigan, Mr. White and Mr. Robertson. No other executive officer of the Company received salary and bonus in excess of $100,000 during the year ended December 31, 2005.

		Annual Compensation (1)(2)		All Other Annual
Name and Position	Year	Salary	Bonus	Compensation (3)

Craig E. Dahl	2005	$152,250	$35,911	$17,877
President and Chief Executive Officer	2004	152,250	14,313	20,997
	2003	152,250	40,990	19,047

(table continued on following page)

		Annual Compensation (1)(2)		All Other Annual
Name and Position	Year	Salary	Bonus	Compensation (3)

Lisa J. Corrigan	2005	120,000	23,194	15,418
Executive Vice President and	2004	120,000	9,278	18,887
Chief Operating Officer	2003	120,000	25,494	15,981

Roger K . White	2005	110,250	17,074	14,624
Senior Vice President, Chief	2004	110,250	5,176	17,932
Financial Officer and Secretary	2003	110,250	21,652	15,651

John E. Robertson	2005	100,000	16,351	12,738
Senior Vice President and	2004	100,000	5,215	6,386
Chief Lending Officer	2003	100,000	136	5,876

(1)	All compensation is paid by the Savings Bank.

(2)	The aggregate amount of perquisites and other personal benefits was less than 10% of the total annual salary and bonus reported.

(3)	Amounts for 2005 reflect: for Mr. Dahl, employer contribution to 401(k) Plan of $2,000, employer contribution to ESOP of $11,219, automobile allowance of $3,600, racquet club dues of $862 and dividends received on Management Recognition Plan (“MRP”) awards of $197; for Ms. Corrigan, employer contribution to 401(k) Plan of $2,000, employer contribution to ESOP of $8,798, automobile allowance of $3,600, racquet club dues of $862 and dividends received on MRP awards of $158; for Mr. White, employer contribution to 401(k) Plan of $2,000, employer contribution to ESOP of $8,005, automobile allowance of $3,600, racquet club dues of $862 and dividends received on MRP awards of $158; for Mr. Robertson, employer contribution to 401(k) Plan of $2,000, employer contribution to ESOP of $6,276, automobile allowance of $3,600 and racquet club dues of $862.

     On July 20, 2000, 16,080 options, 10,400 options and 10,400 options were granted to Mr. Dahl, Ms. Corrigan and Mr. White, respectively, pursuant to the Stock Option Plan. The options vest pro rata over a five-year period with the last 20% installment vesting on July 20, 2006. On February 3, 2003, 3,400 options were granted to Mr. Robertson, which vest pro rata over a five-year period with the second 20% having vested on February 3, 2006.

Option Grants in Last Fiscal Year. No options were granted to the named executive officers in fiscal 2005.

Option Exercise/Value Table. The following information is provided for Mr. Dahl, Ms. Corrigan, Mr. White and Mr. Robertson for the year ended December 31, 2005.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on	Value	Options at Fiscal Year End		at Fiscal Year End (1)
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Craig E. Dahl	--	$ --	16,080	--	$164,820	$ --
Lisa J. Corrigan	--	--	10,400	--	106,600	--
Roger K. White	--	--	10,400	--	106,600	--
John E. Robertson	--	--	1,360	2,040	3,400	5,100

(1)	Value of unexercised in-the-money stock options equals the market value of shares covered by in-the-money options on December 31, 2005 less the option exercise price. Options are in-the-money if the market value of shares covered by the options is greater than the exercise price. The price of the Common Stock at December 31, 2005 was $20.00, which is in excess of the exercise price on the option grant date of $9.75 for Mr. Dahl, Ms. Corrigan and Mr. White, and $17.50 for Mr. Robertson.

Employment and Severance Agreements

     Employment Agreement. The Company and the Savings Bank (collectively, the "Employers") have entered into an employment agreement ("Employment Agreement") with Mr. Dahl. Under the Employment Agreement, the current base salary for Mr. Dahl is $152,250, which is paid by the Company and the Savings Bank and may be increased at the discretion of the Board of Directors or an authorized committee of the Board of Directors of the Savings Bank. On the anniversary of the commencement date of the Employment Agreement, the term may be extended by the Board of Directors for an additional year unless a termination notice is given by Mr. Dahl. In December 2005, the Board of Directors of the Company, and Mr. Dahl mutually agreed, to not extend the employment agreement for an additional year which effectively reduced the term of the Employment Agreement from three years to two years. The Employment Agreement is terminable by the Employers for just cause at any time or in certain events specified by federal regulations.

     The Employment Agreement provides for a severance payment and other benefits if employment is terminated following a change in control. This severance payment and benefits, which will be made promptly after any change in control, will have a value equal to 2.99 times the "base amount," as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), paid to Mr. Dahl during the five years immediately preceding the change in control. A "change in control" is deemed to occur if, at anytime during the term of the Employment Agreement, a person other than the Company purchases shares of Common Stock pursuant to a tender or exchange offer for such shares, any person (as such term is used in Sections 13 (d) and 14 (d)(2) of the E xchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or mo e of the combined voting power of the Com pany's then outstanding securities, the membership of the Board of Directors changes as the result of a contested election, the stockholders of the Company approve a merger, consolidation, sale or disposition of all or substantially all of the Company's assets, or a plan of partial or complete liquidation has occurred. If a change in control had occurred at December 31, 2005, Mr. Dahl would be entitled to a severance payment and benefits with a value of approximately $551,920.

     Severance Agreements. The Bank has entered into severance agreements ("Severance Agreements") with Lisa J. Corrigan, Roger K. White and John E. Robertson (each, an "Executive").  Each of the Severance Agreements is for a term of three years and automatically extends one additional day each day unless either the Bank or the Executive elects not to extend the Severance Agreement further by giving written notice thereof to the other party, in which case the term will end on the third year anniversary of the date on which such written notice is given.

     The Severance Agreements provide for severance payments and other benefits if the Executive's employment is terminated following a change in control. The severance payment and benefits, which will be made promptly after any change in control, will have a value equal to 2.99 times the "base amount," as defined in Section 280G of the Code, paid to the Executive during the five years immediately preceding the change in control. A "change in control" is deemed to occur if, at anytime during the term of the Agreement, a person other than the Company purchases shares of Common Stock pursuant to a tender or exchange offer for such shares, any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Co mpa ny's then outstanding securities, the membership of the Board of Directors changes as the result of a contested election, the stockholders of the Company approve a merger, consolidation, sale or disposition of all or substantially all of the Company's assets, or a plan of partial or com plete liquidation has occurred. If a change in control had occurred at December 31, 2005, Ms. Corrigan, Mr. White and Mr. Robertson wou ld be entitled to a severance payment and benefits with a value of approximately $427,726, $395,819 and $207,328, respectively.

AUDIT COMM ITTEE MATTERS

Audit Committee Charter
     The Audit Committee operates pursuant to a Charter approved by the Company's Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the aud it process of the Compa ny. The Audit Committee Charter sets out the responsibilities, authority and specific duties of the Audit Committee. The Charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent accountants, the internal audit department, and management of the Company. A copy of the Audit Committee Charter was attached to last year’s proxy statement as Appendix A.

Audit Committee Report
     The Company's Audit Committee has issued the following report with respect to the audited financial statements of the Company for the fiscal year ended December 31, 2005:

  The Audit Committee has reviewed and discussed w ith the Com pa ny's management the Company's fiscal 2005 audited financial statements;
  The Audit Committee has discussed with Moss Adams LLP , the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61;
  The Audit Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board No. 1 (which relates to the auditors' independence from the Company and its related entities) and has discussed with the auditors their independence from the Company; and
  Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the fiscal 2005 audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

     Subm itted by the Audit Committee of the Company's Board of Directors:

Scott C. Milner (Chairman) Hugh N. Grant Roger Grummett Eric McDowell

Independence and Other M atters
     Each member of the Audit Committee is "independent," as defined under the rules of the National Association of Securities Dealers’ listing standard s, as independence for audit committee members is defined. The Audit Committee members do not have any relationship to the Company that may interfere with the exercise of their independence from management and the Company.  None of the Audit Committee members are current officers or employees of the Company or its affiliates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of any registered class of the Compa ny's equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms it has received and written representations provided to the Company by the above referenced persons, the Company believes that, during the fiscal year ended December 31, 2005, all filing requirements applicable to its reporting officers, directors and greater than 10% stockholders were complied with in a proper and timely fashion.

TRANSACTIONS WITH MANAGEMENT

     Federal regulations require that all loans or extensions of credit to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, unless the loan or extension of credit is made under a benefit program generally available to all employees and does not give preference to any insider over any other employee, and must not involve more than the normal risk of repayment or present other unfavorable features. The Savings Bank has adopted a policy to this effect. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such director or executive officer and his or her related interests are in excess of the greater of $25,000, or 5% of the Savings Bank's capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of loans by the Savings Bank to its executive officers and directors and their affiliates was $3.2 million at December 31, 2005. These loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Savings Bank's other customers and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features when made.

PROPOSAL II -- APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     Moss Adams LLP was the Company's independent auditors for the fiscal year ended December 31, 2005. T he Board of Directors has appointed Moss Adams LLP as independent auditors for the fiscal year ending December 31, 2006, subject to approval by stockholders. A representative of Moss Adams LLP is expected to be present at the Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he so desires.

     The following table sets forth the aggregate fees billed to the Company by Moss Adams LLP for professional services rendered during the fiscal years ended December 31, 2005 and 2004.

	Years Ended December 31,
	2005	2004
Audit Fees	$72,499	$58,589
Audit-Related Fees	5,800	1,600
Tax Fees	6,500	5,242
All Other Fees	--	--

     The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditors in connection with its annual review of its Charter. Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee. If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting. In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditors and whether the service could compromise the independence of the independent auditors. For the year ended December 31, 2005, the Audit Committee of the Board of Directors determined that the services performed by Moss Adams LLP other than audit services are not incompatible with Moss Adams LLP maintaining its independence. For the year ended December 31, 2005, the Audit Committee approved all, or 100% , of the services provided by Moss Adams LLP that were designated as audit-related fees, tax fees and all other fees as set forth in the table above.

     If the ratification of the appointment of Moss Adams LLP is not approved by a majority of the votes cast by shareholders at the Meeting, other independent public accountants will be considered by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMM ENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form, that are properly executed and dated, will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

MISCELLANEOUS

     The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in mailing proxy solicitation materials to beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telecopier or telephone without additional compensation.

     The Company's 2005 Annual Report to Stockholders, including consolidated financial statements, has been mailed to all stockholders of record at the close of business on the Voting Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Company. The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

     A copy of the Company's Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC, will be furnished without charge to stockholders of record as of the close of business on the Voting Record Date upon written request to Roger K. White, Corporate Secretary, Alaska Pacific Bancshares, Inc., 2094 Jordan Avenue, Juneau, Alaska 99801, or can be accessed via the Investor Relations section of the Company’s website at www ..alaskapacificbank.com.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's annual meeting next year must be received by the Company no later than December 11, 2006 to be considered for inclusion in the proxy solicitation materials and form of proxy relating to such meeting. Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the Exchange Act.

     The Company's Articles of Incorporation provides that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before a meeting of stockholders, the stockholder must deliver written notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days' notice of the meeting is given to stockholders, the written notice must be delivered or mailed not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders. As specified in the Articles of Incorporation, the written notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the stockholder giving the notice. The notice with respect to business proposals to be brought before the Meeting must state the stockholder's name, address and number of shares of Common Stock held, and briefly discuss the business to be brought before the Meeting, the reasons for conducting such business at the Meeting and any interest of the stockholder in the proposal. A copy of the Articles of Incorporation may be obtained from the Company.

                                                                                                                                   BY ORDER OF THE BOARD OF DIRECTORS

                                                                                                                                  /s/Roger K. White
                                                                                                                                  ROGER K. WHITE
                                                                                                                                  SECRETARY

Juneau, Alaska April 10, 2006